    INTERMUNE ANNOUNCES EFFECTIVE DATE OF MAKE WHOLE
FUNDAMENTAL CHANGE AND OFFER TO PURCHASE TO HOLDERS OF 2.50%
SENIOR CONVERTIBLE NOTES DUE 2018

BRISBANE, Calif., October 2, 2014 -- InterMune, Inc. (the “Company”) today announces the commencement of an offer to purchase the Company’s 2.50% Convertible Senior Notes due 2018 (CUSIP 45884XAE3) (the “Notes”) issued under the Base Indenture, dated as of September 19, 2011, by and between The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (the “Trustee”) and the Company (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of September 19, 2011, by and between the Company and the Trustee (the “First Supplemental Indenture”), as further supplemented by the Third Supplemental Indenture, dated as of September 29, 2014, among the Company, Roche Holdings, Inc. (the “Parent”) and the Trustee (the “Third Supplemental Indenture” and the Base Indenture as modified and supplemented by the First Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”).

On August 22, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Parent and Klee Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions described therein, on August 29, 2014, Merger Sub commenced a cash tender offer (such tender offer, as extended, amended and supplemented, the “Offer”) to purchase all of the outstanding shares of common stock of the Company, par value $0.001 per share (the “Share”) at a price of $74.00 per Share, payable net to the seller thereof in cash, without interest, subject to any withholding of taxes required by applicable law (such amount, or any different amount per Share that may be paid pursuant to the Offer in accordance with the terms of the Merger Agreement, the “Merger Consideration”). The Offer expired at midnight, New York City time, at the end of the day on September 26, 2014. Following the completion of the Offer, on September 29, 2014, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

Under the terms of the Indenture, the completion of the Offer and the consummation of the Merger provides each holder of the Notes with the right to require the Company to repurchase all of such holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount in accordance with the terms of the Indenture and offer to purchase.

Each of the completion of the Offer and the consummation of the Merger constituted a Make Whole Fundamental Change (as defined in the Indenture). September 29, 2014, as the date of each of the consummation of the Offer and the Merger, constituted the Effective Date of such Make Whole Fundamental Change. However, under the terms of Notes, since the Merger Consideration exceeds the price limit of $70.00 per share, no Additional Shares will be added to the Conversion Rate and there will therefore be no adjustment to the Conversion Rate (as defined in the First Supplemental Indenture).

Notwithstanding the offer to purchase, the Notes will remain convertible, at the option of the holder, at any time from the date hereof until their stated maturity.

Pursuant to the Third Supplemental Indenture, the Notes may now only be converted into the merger consideration that holders of Notes would have been entitled to receive upon the consummation of the Merger had each $1,000 principal amount of the Notes been converted into a number of shares of common stock equal to the prevailing Conversion Rate immediately prior to the consummation of the

Merger. The Company’s conversion obligation with respect to Notes that are converted after the consummation of the Merger will be fixed at an amount in cash equal to the applicable prevailing Conversion Rate immediately prior to the consummation of the Merger multiplied by the Merger Consideration payable for each Share outstanding immediately prior to the consummation of the Merger.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases.  In pulmonology, the Company is focused on therapies for the treatment of idiopathic pulmonary fibrosis (“IPF”), a progressive, irreversible, unpredictable and ultimately fatal lung disease.  InterMune's research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases.  For additional information about InterMune and its R&D pipeline, please visit http://www.intermune.com/.

Notice to Investors

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any securities.  None of the Company, the Parent or the Trustee is making any recommendation with respect to the offer to purchase.